Exhibit 2
FOR IMMEDIATE RELEASE
November 7, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Changes in Directors
Nissin Co., Ltd. hereby announces changes in the membership of its Board of Directors and the membership of Executive Officers as of November 7, 2005, pursuant to a resolution adopted by the Board of Directors at its meeting held today.
1. Changes in Directors

New Title	Name	Current Title
Managing Director & Executive Officer ( General Manager, Sales & Marketing Control Div. and Sales Dept. and Osaka Branch Office)	Toshioki Otani	Managing Director & Executive Officer (General Manager, Sales & Marketing Control Div. and Sales Dept.)

Director & Executive Officer (General Manager, Advice to Operations Control Div.)	Hiroshi Akuta	Director & Executive Officer (General Manager, Credit Screening Dept. and Officer in Charge Eastern Japan Investigation Dept. and Western Japan Investigation Dept.)

Director & Executive Officer (Deputy General Manager, Sales & Marketing Control Div. and General Manager Tie-up Loan Dept. and Officer in Charge Eastern Japan Investigation Dept. and Western Japan Investigation Dept.)
	Hidenobu Sasaki	Director & Executive Officer (Deputy General Manager, Sales & Marketing Control Div. and General Manager, Tie-up Loan Dept. and Osaka Branch Office)
2. Change in Executive Officers

New Title	Name	Current Title
Executive Officer (General Manager, Credit Screening Dept.)	Hirofumi Mihara	General Manager, Advice to Sales & Marketing Control Div.